Exhibit 10.27
EXECUTION COPY
Amendment Agreement
This Amendment Agreement (the "Amendment") is made as of November 5, 2007 and amends the letter agreement dated January 31, 2005 (the "Letter Agreement") between you and IHS Inc. (the "Company"), containing the terms and conditions of your employment with the Company.
1. Section 7 of the Letter Agreement is hereby amended to delete Section 7(a) and to add the following new Section 7(a):
"7. Termination of Employment (Non-Change in Control). Subject to Section 9 and Section 13:
(a) Resignation for Good Reason or Termination Without Cause. If you terminate your employment for Good Reason (as defined below)1 or you are terminated by the Company without Cause (as defined below) at any time during the Term, including by the Company giving you notice that it does not want the Term to be extended as provided in Section 1, you will receive a lump-sum cash payment equal to the sum of:
(i)any earned but unpaid Base Salary or other amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company's otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing through the date of termination;
(ii)an amount equal to 1.5 times the sum of (x) your then Base Salary and (y) your Target Bonus for the fiscal year of such termination; and
(iii)your Target Bonus for the fiscal year of such termination, prorated for the number of days that have elapsed during such year.

In addition to the foregoing lump-sum payment:
(w)the Company will continue your participation in the Company's medical, dental and vision plans (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company providing substantially comparable benefits) for the 18-month period following the date of such termination;
(x)vesting of unvested stock options, restricted stock and other equity awards then held by you will be determined in accordance with the terms and conditions of the applicable equity compensation plan under which each such Equity Grant is granted;

(y)outplacement services during the 6-month period following such termination provided by a service provider selected by the. Company for the benefit of the executive officers of the Company; and
(z)you will be credited with 2 additional years for the purposes of each of the age and service requirements of any non-qualified retirement related employee benefit plans, programs and arrangements maintained by the Company and/or its Affiliates in which you participated at the time of such termination."
2. Section 8 of the Letter Agreement is hereby amended to delete Section 8(a) from the word "(a) General." through subsection "(z) you will be credited with two additional years ..., in which you participated at the time of such termination." and to add the following new language in its place:
"8.    Change in Control. Subject to Section 9 and Section 13:
(a)    General. If there is a Change in Control (as defined below)
and, within 15 months of such Change in Control, you terminate your employment for CIC Good Reason (as defined below) or you are terminated by the Company without Cause, you will receive a lump-sum cash payment equal to the sum of:
(i)any earned but unpaid Base Salary or other amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company's otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing through the date of termination;
(ii)an amount equal to 2 times the sum of (x) your then Base Salary, and (y) your Target Bonus for the fiscal year of such termination; and
(iii)your Target Bonus for the fiscal year of such termination, prorated for the number of days that have elapsed during such year.
In addition to the foregoing lump-sum payment:
(w)the Company will continue your participation in the
Company's medical, dental and vision plans (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company providing substantially comparable benefits), for the 24-month period following the date of such termination;
(x)all unvested stock options, restricted stock and other equity awards then held by you will fully vest and become exercisable as of the effective date of such termination;

(y)outplacement services during the 6-month period following such termination provided by a service provider selected by the COmpany for the benefit of the executive officers of the Company; and
(z)you will be credited with 2 additional years for the purposes of each of the age and service requirements of any non-qualified retirement related employee benefit plans, programs and arrangements maintained by the Company and/or its Affiliates, in which you participated at the time of such termination."

3.	The definition of "CIC Good Reason" in Section 8(a) is hereby amended to delete the word "status" therefrom.

4.	Section 10(b) is hereby amended to delete the definition of "Restricted Period" and to add the following new definition of "Restricted Period":
"For purposes of this Letter Agreement, "Restricted Period" means the longer of (i) the 1-year period following termination of your employment, or (ii) in the event you receive payments pursuant to Sections 7(a), the 18-month period following termination of your employment, or (iii) in the event you receive payments pursuant to Section 8(a), the 2-year period following termination of your employment."

5.	The following is added as a new Section 13 to the Letter Agreement:
Timing and Form of Payments under Sections 7 and 8. All payments due to you under Sections 7 or 8 above shall be made no later than two and one-half months following your separation from service unless the following provisions pertaining to specified employees applies to you. You are likely to be a specified employee (as defined in Treas. Reg. §1.409A-1(i)) as of the date of a separation from service. All payments to be made to you under Sections 7 or 8 may not be made before the date that is six months after the date of separation from service (or, if earlier than the end of the six-month period, the date of your death). For this purpose, if you are not a specified employee as of the date of a separation from 'service, you will not be treated as subject to this requirement even if you would have become a specified employee if you had continued to provide services through the next specified employee effective date. Similarly, if you are treated as a specified employee as of the date of a separation from service, you will be subject to this requirement even if you would not have been treated as a specified employee after the next specified employee effective date had you continued providing services through the next specified employee effective date.

4.	The existing Section 13 of the Letter Agreement is renumbered Section 14.

7. Exhibit A is hereby deleted and the following is substituted as Exhibit A:
EXHIBIT A
FULL AND COMPLETE RELEASE
I, Jane Okun, in consideration for the payment of the severance described in my Letter Agreement dated 11/5/07, for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily' release and forever discharge IHS Inc. (the "Company") and its respective predecessors, successors and affiliates and current and former directors, officers and employees from any and all claims, actions and causes of action, including, but not limited to, those relating to or arising from my employment or separation of employment with the Company, including, but not limited to, under those federal, state and local laws and those applicable laws of any other jurisdiction prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C. § 206, et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, 42 U.S.C. § 1981a, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. §§ 2601 and 2611 et seq., whether KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which my heirs, executors, administrators or assigns hereafter can, will or may have from the beginning of time through the date on which I sign this Full and Complete Release (this "Release") (collectively the "Released Claims").
I warrant and represent that I have made no sale, assignment or other transfer, or attempted sale, assignment or other transfer, of any of the Released Claims.
I fully understand and agree that:

1.	this Release is in exchange for severance payment to which I would otherwise not be entitled;

2.	no rights or claims are released or waived that may arise after the date this Release is signed by me;

3.	I am here advised to consult with an attorney before signing this Release;

4.	I have 21 days from my receipt of this Release within which to consider whether or not to sign it;

5.	I have 7 days following my signature of this Release to revoke the Release; and

6.	this Release will not become effective or enforceable until the revocation period of 7 days has expired.
If I choose to revoke this Release, I must do so by notifying the Company in writing. This written notice of revocation must be mailed by U.S. first class mail or by U.S. certified mail within the 7 day revocation period and addressed as follows:
IHS Inc.
15 Inverness Way East
Englewood, CO 80112
Attention: President
This Release is the complete understanding between me and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.
In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release will remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision will be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.
This Release is to be governed and enforced under the laws of the State of Colorado (except to the extent that Colorado conflicts of law rules would call for the application of the law of another jurisdiction).
This Release inures to the benefit of the Company and its successors and assigns.
I have carefully read this Release, fully understand each of its terms and conditions, and intend to abide by this Release in every respect. As such, I knowingly and voluntarily sign this Release.
8. Except as expressly amended herein, the Letter Agreement remains in full force and effect in accordance with its terms.

IHS INC.
	By:	/s/ Jeff Sisson
	Title:	Sr VP Human Resources

Accepted and Agreed:
/s/ Jane L. Okun
Employee Name: Jane Okun